EXHIBIT 99.A7-1



                               Exhibit 1.A.(5)(b)

        Joint Speciment Flexible Premium Variable Life Insurance Policy

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PFL LIFE INSURANCE COMPANY                                          Home Office:
(A STOCK COMPANY)            4333 Edgewood Road, N.E. - Cedar Rapids, Iowa 52499
                                                                  (319) 398-8511

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IN THIS POLICY, PFL Life Insurance Company will be referred to as WE, OUR or US.

WE WILL pay the Death Benefit Proceeds to the Beneficiary upon the death of the Surviving Insured when We receive proof that both Joint Insureds died while this Policy is In Force. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT.

WE WILL pay the Net Surrender Value to the Owner if at least one of the Joint Insureds is alive on the Maturity Date and while this Policy is In Force. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Cedar Rapids, Iowa as of the Policy Date.


           /s/ CRAIG S. VERMIE              /s/ WILLIAM L. BUSLER
                Secretary                         President


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                             RIGHT TO EXAMINE POLICY

  The Owners may cancel this Policy by returning it to Us at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owners. The refund will equal the sum of:

 1. The difference between the Single Premium paid and the amount allocated to any Accounts under the Policy; plus
 2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus
 3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

  If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

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    Joint Survivorship Modified Single Premium Variable Life Insurance Policy
      Death Benefit Proceeds Payable at Death of Surviving Insured Prior to
                                  Maturity Date
                  Net Surrender Value Payable at Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

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                                  POLICY GUIDE

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POLICY SCHEDULE.................... 3   PREMIUM PROVISIONS................... 11
TABLE OF SURRENDER CHARGES......... 3     Payment............................ 11
TABLE OF GUARANTEED RATES.......... 4     Premiums........................... 11
DEFINITIONS........................ 5     Grace Period....................... 11
  Accounts......................... 5   SEPARATE ACCOUNT PROVISIONS.......... 11
  Age.............................. 5     The Separate Account............... 11
  Anniversary...................... 5     Subaccounts........................ 12
  Beneficiary...................... 5     Transfers.......................... 12
  Death Benefit Proceeds........... 5     Addition, Deletion or Substitution
  Fixed Account.................... 5      of Investments.................... 12
  In Force......................... 5     Change of Investment Objective..... 13
  Initial Premium.................. 5     Unit Value......................... 13
  Joint Insureds................... 5   POLICY VALUE PROVISIONS.............. 13
  Loan Reserve..................... 5     Allocation of Premium.............. 13
  Maturity Date.................... 5     Monthly Deductions................. 14
  Monthiversary.................... 6     Monthly Policy Charge.............. 14
  Net Surrender Value.............. 6     Monthly Cost of Insurance.......... 14
  Office........................... 6     Monthly Cost of Insurance Rates.... 15
  Policy Date...................... 6     Subaccount Value................... 15
  Reallocation Date................ 6     Fixed Account Value................ 15
  SEC.............................. 6     Cash Value......................... 16
  Separate Account................. 6     Surrender.......................... 16
  Series Fund(s)................... 6     Net Surrender Value................ 16
  Subaccount....................... 6     Surrender Charge................... 16
  Surviving Insured................ 6     Withdrawals........................ 16
  Termination...................... 6     Continuation of Insurance.......... 17
  Valuation Date................... 6     Insufficient Value................. 17
  Valuation Period................. 7     Basis of Computations.............. 17
  Written Notice................... 7     Policy Loans....................... 17
GENERAL PROVISIONS................. 7     POLICY SPLIT OPTION................ 18
  The Policy....................... 7     Split Option....................... 18
  Ownership........................ 7     Specified Amount................... 19
  Beneficiary...................... 7     Cash Value......................... 19
  Assignment....................... 8     Issue Limits and Premium Rate
                                          Classification..................... 19
  Incontestability................. 8     Premiums........................... 19
  Suicide.......................... 8     Policy Date........................ 19
  Issue Age and Sex................ 8     Owner/Beneficiary.................. 19
  Periodic Report.................. 8
  Termination...................... 8
  Policy Payment................... 9
  Optional Methods of Settlement... 9
  Payments and Transfers........... 9
  Extended Maturity Date........... 9
  Conversion Rights................ 9
  Protection of Proceeds........... 9
DEATH BENEFIT PROVISIONS........... 10
  Death Benefit.................... 10
  Specified Amount................. 10
  Limitation Percentage............ 10
  Death Benefit Proceeds........... 10

                           PFL LIFE INSURANCE COMPANY
                               CEDAR RAPIDS, IOWA

                                 POLICY SCHEDULE
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JOINT INSUREDS:       John Doe
                      Jane Doe

POLICY NUMBER:          01-23456789    POLICY DATE:            December 01, 1998

SPECIFIED AMOUNT:          $243,440    REALLOCATION DATE:      December 16, 1998

INITIAL PREMIUM:            $50,000    MATURITY DATE:          December 01, 2053

                                       REALLOCATION ACCOUNT:       Fixed Account

SEPARATE ACCOUNT PROVISIONS

   SEPARATE ACCOUNT:              Legacy Builder Variable Life Separate Account

ASSET BASED CHARGES                                   POLICY YEARS
(Expressed as an Annual Percentage)          1-10                       11 +
                                            -------                   --------

   SEPARATE ACCOUNT CHARGES
      Daily Charge:                           .50%                      .50%
      Monthly Deduction Charge:              1.50%                      .50%

   FIXED ACCOUNT CHARGES
      Monthly Deduction Charge:              1.50%                      .50%


DEFERRED SURRENDER CHARGES:           Surrender Charges are the percentage shown
                                      below times the Initial Premium.

                                      ----------------------------------------------
                                                   SURRENDER              SURRENDER
                                      POLICY YEAR    CHARGE   POLICY YEAR  CHARGE
                                      ----------------------------------------------
                                        At Issue      9.75%
                                           1          9.75%        6        7.00%
                                           2          9.50%        7        6.00%
                                           3          9.25%        8        4.00%
                                           4          9.00%        9        2.00%
                                           5          8.00%       10+       0.00%
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                           PFL LIFE INSURANCE COMPANY
                               CEDAR RAPIDS, IOWA

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
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                          POLICY NUMBER: 01-23456789

Guaranteed Rate Basis for Initial Specified Amount on Joint Insureds

   Commissioners 1980 Standard Ordinary Tobacco User and Non-Tobacco User Mortality Table
   John Doe:          Male Issue Age 45, Standard, Tobacco User Classification
   Jane Doe:          Female Issue Age 45, Standard, Tobacco User Classification

                  Annual Cost of Insurance Rates Per $1,000
              (The monthly cost of insurance calculations will use
                          one-twelfth of these rates.)

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            POLICY YEAR      ANNUAL RATE      POLICY YEAR      ANNUAL RATE
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                  1             0.031               2            0.103
                  3             0.191               4            0.298
                  5             0.426               6            0.580
                  7             0.764               8            0.987
                  9             1.256              10            1.572
                 11             1.941              12            2.362
                 13             2.834              14            3.361
                 15             3.957              16            4.649
                 17             5.471              18            6.462
                 19             7.650              20            9.035
                 21            10.605              22           12.346
                 23            14.226              24           16.272
                 25            18.552              26           21.170
                 27            24.282              28           27.978
                 29            32.314              30           37.300
                 31            42.872              32           48.913
                 33            55.335              34           62.166
                 35            69.569              36           77.756
                 37            86.921              38           97.215
                 39           108.829              40          121.323
                 41           134.456              42          148.060
                 43           162.130              44          176.728
                 45           191.696              46          207.860
                 47           225.060              48          244.153
                 49           266.749              50          296.863
                 51           341.982              52          414.444
                 53           537.477              54          744.016
                 55           1000.00
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                                                                     DEFINITIONS
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ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE Issue Age refers to the Age on each Joint Insured's last birthday prior to the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY            The same day and month as the Policy Date for each
                       succeeding year the Policy remains In Force.

BENEFICIARY            The person or persons specified by the Owner to receive
                       the Death Benefit Proceeds.

DEATH BENEFIT          The amount payable upon the death of the Surviving
PROCEEDS               Insured in accordance with the Death Benefit Provisions.

FIXED ACCOUNT          Allocation option(s) other than the Separate Account.

IN FORCE Condition under which the coverage is active and the Surviving Insured's life remains insured.

INITIAL PREMIUM        The amount which must be paid before coverage begins. The
                       amount is shown on the Policy Schedule page.

JOINT INSUREDS         The persons whose lives are insured under this Policy, as
                       shown on the Policy Schedule pages.

LOAN RESERVE           A portion of the Fixed Account used as collateral for any
                       policy loan.

MATURITY DATE          The date when coverage under the Policy will terminate if
                       either Joint Insured is living and the Policy is In
                       Force, unless extended in accordance with the Extended
                       Maturity Date provision.

MONTHIVERSARY          The day of each month coinciding with the Policy Date. If
                       there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET SURRENDER          The amount payable upon surrender in accordance with the
VALUE                  Policy Value Provisions of this Policy.


OFFICE                 Refers to Our administrative office located in Cedar
                       Rapids, Iowa.

POLICY DATE            The date coverage is effective and monthly deductions
                       commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule page.

REALLOCATION           The date on which any premiums are reallocated from the
DATE                   Reallocation Account to the Accounts elected by the Owner
                       on the application. The Reallocation Account is shown on the Policy Schedule page.

SEC                    The United States Securities and Exchange Commission.

SEPARATE               A separate investment account shown on the Policy
ACCOUNT                Schedule page which is composed of several subaccounts
                       established to receive and invest premiums under the Policy.

SERIES FUND(S)         Designated mutual fund(s) from which each Subaccount of
                       the Separate Account will buy shares.

SUBACCOUNT             A sub-division of the Separate Account. Each Subaccount
                       invests exclusively in the shares of a specified Series
                       Fund portfolio.

SURVIVING INSURED      The Joint Insured who remains alive after the other Joint
                       Insured has died.

TERMINATION            Condition under which the insurance coverage is no longer
                       In Force under this Policy.

VALUATION DATE         Any day We are required by law to value the assets of the
                       Separate Account.

VALUATION              The period commencing at the end of one Valuation Date
PERIOD                 and continuing to the end of the next succeeding
                       Valuation Date.

WRITTEN NOTICE         Written Notice means a notice by the Owners to Us
                       requesting or exercising a right of the Owners as provided in the Policy provision of the General
                       Provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owners; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested, or for the Owners to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our Administrative Office.




                                                              GENERAL PROVISIONS
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THE POLICY             This Policy is issued in consideration of the attached
                       application and payment of the Initial Premium. This
                       Policy and the attached application constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

OWNERSHIP              This Policy belongs to the Owner. The Owner, as named in
                       the application or as subsequently changed, may exercise all rights under this Policy while either or both of the Joint Insureds is living. If two Owners are named, this Policy will be owned jointly and the consent of each Owner will be required to exercise ownership rights under this Policy.

                       We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our Administrative Office for endorsement.

BENEFICIARY            The Beneficiary, as named in the application or
                       subsequently changed, will receive the benefits payable upon the death of the Surviving Insured. If the Beneficiary dies before the Surviving Insured, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent Beneficiary survives the Surviving Insured, the benefits payable at the Surviving Insured's death will be paid to the Owner or the Owner's estate.

                       We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT             This Policy may be assigned. We will not be bound by any
                       assignment unless made by Written Notice. The assignment will be effective on the date the Written Notice is received at Our Office and accepted by Us. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY       This Policy shall be incontestable after it has been In
                       Force, while either Joint Insured is still alive, for two years from the Policy Date.

SUICIDE If either Joint Insured dies by suicide, while sane or insane, within two years from the Policy Date, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

ISSUE AGE              If either Joint Insured's date of birth or sex is not
AND SEX                correctly stated, the death benefit will be adjusted
                       based on what the Initial Premium would have purchased based on the correct date of birth and sex.

PERIODIC REPORT        We will send a periodic report to the Owner at least once
                       each policy year. The periodic report will show:

                       1. The current Cash Value;    4. Any current policy loans;
                       2. The current Net Surrender  5. Activity since the last
                          Value;                        report.
                       3. The current death benefit;

                       Additional activity within each Subaccount showing investment experience will also be provided. The periodic report provided nearest to the end of the calendar year will show projected values for the following year.

TERMINATION            This Policy will terminate on the earliest of:

                       1. The Maturity Date;          3. The end of the grace period;
                       2. The date of the Surviving   4. The date of surrender.
                          Insured's death;

POLICY PAYMENT         All proceeds to be paid upon Termination will be paid in
                       one sum unless an optional method of settlement is elected. Instead of a single amount, the payee may elect to receive the proceeds under the terms of the next provision.

OPTIONAL METHODS OF    At the time that any proceeds are due in a single
SETTLEMENT             payment, if requested in writing, We will inform the
                       payee of all other forms of a settlement including annutiies, with or without life contingencies. Interest will be at an annual rate that We decide, but not less than the rate required by law.

PAYMENTS AND           All payments and transfers from the Subaccounts will be
TRANSFERS              processed as provided in this Policy unless one of the
                       following situations exists:

                       1. The New York Stock Exchange is closed; or
                       2. The SEC requires that trading be restricted or
                          declares an emergency; or
                       3. The SEC allows Us to defer payments to protect Our
                          policyowners.

                       We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

EXTENDED MATURITY      The Owners may request that the Maturity Date shown on
DATE                   the Policy Schedule page be extended. The request must be
                       in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date.
                       The Owner must request that the Maturity Date be extended each Policy Anniversary following the Maturity Date as shown on the Policy Schedule page. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

                       If the Maturity Date is extended on each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted except if required to prevent lapse of this Policy. Future monthly deductions will be waived.

CONVERSION             At any time upon written request within the first two
RIGHTS                 policy years, the Owner may elect to transfer all
                       Subaccount values to the Fixed Account without a transfer charge.

PROTECTION OF          Unless the Owner direct by filing Written Notice, no
PROCEEDS               Beneficiary may assign any payments under this Policy
                       before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

DEATH BENEFIT PROVISIONS
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DEATH BENEFIT          The death benefit is the greater of:

                       1. the Specified Amount; or
                       2. the Limitation Percentage times the Cash Value of this
                          Policy on the date of the Surviving Insured's death.

SPECIFIED AMOUNT       The Specified Amount is as shown on the Policy Schedule
                       page, adjusted for any withdrawals as provided in the Withdrawal Provision of the Policy Value Provisions.

LIMITATION             The Limitation Percentage is a percentage based on the
PERCENTAGE             Attained Age of the younger Joint Insured at the
                       beginning of the policy year equal to:

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                       ATTAINED AGE      LIMITATION PERCENTAGE
                       ------------------------------------------------------
                       40 and under      250%
                       41 through 45     250% minus 7% for each Age over Age 40
                       46 through 50     215% minus 6% for each Age over Age 45
                       51 through 55     185% minus 7% for each Age over Age 50
                       56 through 60     150% minus 4% for each Age over Age 55
                       61 through 65     130% minus 2% for each Age over Age 60
                       66 through 70     120% minus 1% for each Age over Age 65
                       71 through 75     115% minus 2% for each Age over Age 70
                       76 through 90     105%
                       91 through 94     105% minus 1% for each Age over Age 90
                       95 and over       100%

DEATH BENEFIT          The Death Benefit Proceeds is the amount payable by Us
PROCEEDS               under this Policy provided this Policy has not terminated
                       prior to the Surviving Insured's death. Except as provided in the Suicide section of the General
                       Provisions, the Death Benefit Proceeds will be equal to:

                       1. The death benefit; minus
                       2. Any monthly deductions due during the grace period;
                          minus
                       3. Any outstanding policy loan; minus
                       4. Any accrued loan interest.

                                                              PREMIUM PROVISIONS
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PAYMENT The Initial Premium shown on the Policy Schedule page must be paid on or before the Policy Date.

PREMIUMS While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date shown on the Policy Schedule page. We reserve the right to limit or refund any premium if:

                       1. The amount is below Our current minimum payment
                          requirement; or
                       2. The premium would increase the death benefit by more
                          than the amount of the premium; or
                       3. The premium would disqualify this Policy as a life
                          insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD           If the Net Surrender Value on any Monthiversary is not
                       sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owners and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy will terminate without value at the end of the grace period.




                                                     SEPARATE ACCOUNT PROVISIONS
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THE SEPARATE           The variable benefits under this Policy are provided
ACCOUNT                through the Separate Account as shown on the Policy
                       Schedule page. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS            The Separate Account has various Subaccounts with
                       different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account.
                       Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding
                       Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS              The Owner may transfer all or a portion of this Policy's
                       value in each Subaccount to other Subaccounts or the Fixed Account. We reserve the right to charge a $10 fee for each transfer in excess of twelve per policy year.
                       This charge will be deducted from the funds transferred.
                       A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office.


ADDITION, DELETION OR  We reserve the right to transfer assets of the Separate
SUBSTITUTION           Account, which We determine to be associated with the
OF INVESTMENTS         class of contracts to which this Policy belongs, to
                       another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.
                       We reserve the right, when permitted by law, to:

                       1. Deregister the Separate Account under the Investment
                          Company Act of 1940;
                       2. Manage the Separate Account under the direction of a
                          committee at any time;
                       3. Restrict or eliminate any voting privileges of Owners
                          or other persons who have voting privileges as to the Separate Account;
                       4. Combine the Separate Account or any Subaccount(s) with
                          one or more other Separate Accounts or Subaccounts;
                       5. Operate the Separate Account as a management
                          investment company;
                       6. Establish additional Subaccounts to invest in either a
                          new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                       7. Fund additional classes of variable life insurance
                          contracts through the Separate Account.

CHANGE OF              We reserve the right to change the investment objective
INVESTMENT OBJECTIVE   of a Subaccount. If required by law or regulation, an
                       investment objective of the Separate Account, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Policy is delivered.


UNIT VALUE             Some of the policy values fluctuate with the investment
                       results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit.
                       The unit value may increase or decrease from one
                       Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                       1. The total value of the assets held in the Subaccount.
                          This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus
                       2. A charge equal to the daily net assets of the
                          Sub-Account multiplied by the daily equivalent of the Daily Charge. The maximum annual factor for the Daily Charge is shown on the Policy Schedule page; minus
                       3. The accrued amount of reserve for any taxes or other
                          economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by
                       4. The number of outstanding units in the Subaccount.

                       The use of the unit value in determining contract values is described in the Policy Value Provisions.

                                                         POLICY VALUE PROVISIONS
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ALLOCATION OF          The premium will be allocated to the Accounts on the
PREMIUM                first Valuation Date on or following the date the premium
                       is received at Our Office; except any premium or portion of premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. Any premium received prior to the Reallocation Date will be allocated to the Reallocation
                       Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owners' current premium allocation instructions.

                       We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owners. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY                On the Policy Date and on each Monthiversary thereafter,
DEDUCTIONS             a monthly deduction for this Policy will be made from the
                       Policy's Cash Value in an amount equal to the sum of the following:

                       1. The Monthly Policy Charge based on the assets of the
                          Separate Account; plus
                       2. The Monthly Policy Charge based upon the assets of the
                          Fixed Account; plus
                       3. The Monthly Cost of Insurance Charge for this Policy,
                          if any; plus
                       4. The Monthly Charge for benefits provided by Riders
                          attached to this Policy, if any.

                       Deductions will be withdrawn from each Account in accordance with the Owners' current premium allocation. If the value of any Account is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all Accounts.

MONTHLY POLICY         The Monthly Policy Charge applicable to the Separate
CHARGE                 Account is equal to:

                       1. The Separate Account Monthly Deduction Charge divided
                          by 12; multiplied by
                       2. The sum of the Subaccount Values on the Valuation Date
                          of each monthly deduction.

                       The Monthly Policy Charge applicable to the Fixed Account is equal to:

                       1. The Fixed Account Monthly Deduction Charge divided by
                          12; multiplied by
                       2. The Fixed Account value on the Valuation Date of each
                          monthly deduction, minus any outstanding loans.

                       The Separate Account and Fixed Account Monthly Deduction Charges are shown on the Policy Schedule page.

MONTHLY COST OF        We reserve the right to impose a maximum Monthly Cost of
INSURANCE              Insurance Charge. This charge may not exceed the death
                       benefit minus the Cash Value, and the difference multiplied by the appropriate monthly cost of insurance rate.

                       Currently we do not impose this charge. Should this charge be imposed in the future, all future Deferred Surrender Charges will be waived.

MONTHLY COST OF        The Guaranteed Maximum Monthly cost of insurance rates
INSURANCE RATES        are based on the sex, Attained Age, plan of insurance and
                       rating class of the person(s) insured. Any change in the current cost of insurance rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance
                       Rates.

SUBACCOUNT             At the end of any Valuation Period, the Subaccount value
VALUE                  is equal to the number of units that the Policy has in
                       the Subaccount, multiplied by the unit value of that Subaccount.

                       The number of units that the Policy has in each Subaccount is equal to:

                       1. The initial units purchased on the Policy Date; plus
                       2. Units purchased as a result of any additional
                          premiums; plus

                       3. Units purchased through transfers from another
                          Account; minus
                       4. Those units that are redeemed to pay for monthly
                          deductions as they are due; minus
                       5. Any units that are redeemed to pay for cash
                          withdrawals; minus
                       6. Any units that are redeemed as part of a transfer to
                          another Account.

FIXED ACCOUNT          At the end of any Valuation Period, the Fixed Account
VALUE                  value is equal to:

                       1. The premiums allocated to the Fixed Account; plus
                       2. Any amounts transferred from a Subaccount to the Fixed
                          Account; plus
                       3. Total interest credited to the Fixed Account; minus
                       4. Any amounts charged to pay for monthly deductions as
                          they are due; minus
                       5. Any amounts withdrawn from the Fixed Account to pay
                          for cash with-drawals; minus
                       6. Any amounts transferred from the Fixed Account to a
                          Subaccount.

                       Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates. Each payment or transfer to the Fixed Account will be credited with the current interest rate at the time of payment or transfer. In declaring any higher rates to be applied to any Fixed Account values, We may include an expense charge of up to 1% per year, however, in no event will any net effective annual interest rate be less than 3%.

                       On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

                       1. Written Notice be received by Us within 30 days after
                          an Anniversary.
                       2. The transfer will take place on the date We receive
                          such Written Notice.
                       3. The maximum amount that may be transferred is the
                          greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

                       We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

CASH VALUE             At the end of any Valuation Period, the Cash Value of the
                       Policy is equal to the sum of the Subaccount values plus the Fixed Account value.

SURRENDER              While this Policy is In Force, the Owners may surrender
                       this Policy for the Net Surrender Value. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General
                       Provisions.

NET SURRENDER          The Net Surrender Value is the amount payable upon
VALUE                  surrender of this Policy. The Net Surrender Value as of
                       any date is equal to:

                       1. the Cash Value as of such date; minus
                       2. any Surrender Charge as of such date; minus
                       3. any outstanding policy loan; minus
                       4. any accrued loan interest.

SURRENDER              During the first 9 policy years, a Surrender Charge will
CHARGE                 be incurred upon surrender of this Policy. This charge
                       will be based upon the Deferred Surrender Charges shown on the Policy Schedule page.

WITHDRAWALS            Cash withdrawals may be made any time after the first
                       policy year and while this Policy is In Force. Only one withdrawal is allowed during any 12 month period. The maximum amount of withdrawal is:

                       1. the Cash Value as of the date of withdrawal; minus
                       2. the total premium paid; minus
                       3. any outstanding policy loans plus accrued loan
                          interest.

                       When a withdrawal is made, the Cash Value will be reduced by the amount of the withdrawal. The Specified Amount will also be reduced by an amount equal to:

                       1. the initial Specified Amount; divided by
                       2. the Initial Premium; times
                       3. the amount of the withdrawal.

                       In no event will any withdrawal reduce the Specified Amount below $1,000.

                       The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owners' current allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF        Subject to the Grace Period section of the Premium
INSURANCE              Provisions, insurance coverage under this Policy  will be
                       continued In Force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date shown on the Policy Schedule page.

INSUFFICIENT           If the Net Surrender Value on any Monthiversary  is not
VALUE                  sufficient to cover the monthly deductions then due, this
                       Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF               Policy values and reserves are at least equal to those
COMPUTATIONS           required by law. A detailed statement of the method of
                       computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS           During the continuance of this Policy, the Owners can
                       borrow against this Policy an amount which is not greater than 90% of the Cash Value, minus:

                       1. any Surrender Charge as of such date; minus
                       2. any outstanding policy loan; minus
                       3. any accrued policy loan interest.

                       The amount of any policy loan may be limited to no less than $500, except as noted below.

                       When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owners may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owners' current allocation instructions.

                       While this Policy is In Force, any loan may be repaid.

                       Interest on any loan will be at the maximum policy loan rate of 6% payable in arrears. We reserve the right to charge a lower loan rate on all or a portion of any loan. Interest is due at each Anniversary. Interest not paid when due will be added to the loan on each Anniversary.

                       At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. We will also make this comparison anytime the Owners repay all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owners' current allocation instructions. However, We reserve the right to require the transfer to the Fixed Account if such loans were originally transferred from the Fixed Account.




POLICY SPLIT OPTION
==============================================================================


SPLIT OPTION           Subject to our evidence of insurability requirements, the
                       Owners may request to split this Policy, not including any Riders, and purchase two permanent individual fixed account life insurance policies offered by Us at the time of the request, one on the life of each Joint Insured.
                       The Owners may request this Split Option by notifying Us at Our Office in writing within 90 days following either:

                       1. The later of the enactment or the effective date of a
                          change in the federal estate tax laws that would reduce or eliminate the unlimited marital deduction; or
                       2. The date of entry of a final decree of divorce with
                          respect to the Joint Insureds; or
                       3. Written confirmation of a dissolution of a business
                          partnership of which the partners are the Joint Insureds.

                       If more than one person owns this Policy, each Owner must agree to the split.

SPECIFIED AMOUNT       The initial Specified Amount for each new policy cannot
                       be greater than 50% of this Policy's Specified Amount, not including the face amount of any Riders.

CASH VALUE             Cash value and indebtedness under this Policy will be
                       allocated equally to each of the new policies. If one
                       Joint Insured does not meet our insurability requirements, We will pay the Owner one half of this Policy's Net Surrender Value and issue only the policy covering that Joint Insured who meets our insurability requirements; or, the Owner may elect to keep this Policy
                       In Force on both Joint Insureds and no new policies will be issued.

ISSUE LIMITS AND       The new policies will be subject to our minimum and
PREMIUM RATE           maximum specified amounts and issue ages for the plan of
CLASSIFICATION         insurance selected.

                       If one of the Joint Insureds is older than the new policy's maximum Issue Age at the time the Split Option is requested, Our approval must be obtained to exercise this Split Option.

PREMIUMS The premiums for the new policies wil be based on each Joint Insured's Attained Age and premium rate class as determined by current evidence of insurability. Premiums are payable as of the policy dates for each new policy.

POLICY DATE            The policy date for each new policy will be the
                       Monthiversary following notification to Us to execute this Split Option.

OWNER/BENEFICIARY      The Owner and Beneficiary for the new policies will be
                       those named in this Policy, unless otherwise specified.

                          PFL LIFE INSURANCE COMPANY

                                 Home Office:
                           4333 Edgewood Road, N.E.
                           Cedar Rapids, Iowa 52499


    Joint Survivorship Modified Single Premium Variable Life Insurance Policy
      Death Benefit Proceeds Payable at Death of Surviving Insured Prior to
                                  Maturity Date
                  Net Surrender Value Payable at Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results